Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS THIRD QUARTER 2004 RESULTS

Revenue of $229.5 million, net loss of $0.02 per share - In line with outlook and improved over prior year

Omaha, NE—October 27, 2004—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the third quarter and nine months ended September 30, 2004.

Third quarter of 2004 revenue of $229.5 million and net loss of $0.02 per share are in line with the previously announced outlook of revenue in a range between $227 million and $232 million and EPS in a range from breakeven to a loss of $0.03. Compared to last year, third quarter revenue was up $20.7 million with operating income and net loss improving $1.4 million and $2.2 million, respectively, or $0.03 per share. For the first nine months of 2004 as compared to the same period of last year, revenue was up $106.2 million with operating income and net income improving $16.3 million and $12.7 million, respectively, or $0.18 per share.

Summary of results for the third quarter of 2004:

•      Revenue of $229.5 million in Q3 04 increased 10 % over Q3 03.

•      Operating income of $1.0 million for Q3 04 increased from an operating loss of $396,000 in Q3 03.

•      Net loss of $1.7 million, or a loss of $0.02 per diluted share, in Q3 04 decreased from a net loss of  $3.9 million, or a loss of $0.05 per diluted share, in Q3 03.

•      Nine month 2004 revenue of $713.6 million increased 17.5% over first nine months of 2003 revenue of $607.4 million.

•      Nine month 2004 earnings of $0.08 per share improved $0.18 per share from a loss of $0.10 per share for first nine months of 2003.

Commenting on the third quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “Our third quarter of 2004 revenue was the twelfth quarter in a row in which revenue exceeded the prior year’s quarterly revenue.  This growth is reflective of our industry leading service delivery, our strong and diverse client relationships and our position in the market place.”

Lynch further commented,  “We have accomplished a strong turnaround over the last three years in growth and global market presence. We have returned to a proven client centric model of delivering and selling locally.  We have built a global service and solutions focus and a structure that allows us to transmit voice and data effectively around the world, while laying the foundation for the value added services our multinational clients require to manage their businesses across markets and borders. We built a blended offering of near shore and offshore services allowing clients to take advantage of qualified cost effective labor forces around the world. We accomplished these major transitions during challenging economic and industry conditions, while continually increasing sales from existing and new clients. Although we have improved earnings in the first nine months of 2004 by $0.18 per share compared to the same period last year, we must build on these investments and accomplishments by increasing earnings to continue our steady growth.”

Profit Improvement Plans

Jorge Celaya, EVP and Chief Financial Officer, said, “We are aggressively moving to improve profitability and structure the Company to achieve at least a 4% to 6% operating margin by the end of 2005. We are planning to rationalize underutilized facilities, eliminate losses from business units that are underperforming, right size support functions to better utilize human and physical assets, reduce and further leverage IT and telecommunication costs, and improve the operating performance of all of our facilities through enhanced efficiency. We will continue to focus on our performance-based pricing initiatives, invoice and contract management, and statement of work change controls. Although the first half of 2004 showed operating margins of close to 4% as many business units in North America and Europe improved, the previously announced loss of an account and the reduced pricing under a large contract has temporarily slowed our improving trend.  However, we will accelerate restructuring of several underperforming business units to enhance their profitability. We will build on our base to make the Company more profitable on a sustainable basis.”

Partial Redemption of Notes

On October 26, 2004, the Company gave notice to the holders of its 9-1/4% Senior Subordinated Notes due 2006 of a $10 million partial redemption of notes effective December 1, 2004.  The Company will use cash to redeem this portion of notes. Repayment of the $10 million of notes is the initial phase of a plan to refinance the entire $100 million of the Senior Subordinated Notes.

Third quarter 2004 financial results

SITEL’s third quarter of 2004 revenue was $229.5 million as compared to revenue of $208.8 million in the third quarter of 2003.  In the third quarter of 2004, the Company recorded a net loss of  $1.7 million, or a loss of $0.02 per diluted share.  This compares to a net loss of $3.9 million, or a loss of $0.05 per diluted share in the third quarter of 2003.

Revenue in the third quarter of 2004 was up 10 % compared to the third quarter of 2003.  The growth reflects our strength over the last year in the technology, telecommunications, and financial services sectors in North America, and solid performance by many business units in Europe and Asia.  Revenue grew despite the effect of the previously announced loss of an account and the reduced pricing on a major client contract.

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Third quarter of 2004 operating income of $1.0 million improved compared to an operating loss of $396,000 in the third quarter of 2003. The improvement resulted from the stronger performance of many of our North America and central Europe business units, and the receipt of a performance-based incentive payment, which over the past two years was awarded in the fourth quarter. This was partially offset by lower operating results for our insurance business unit in North America, business units in Northern Europe, and the previously announced loss of an account in North America.

During the third quarter of 2004, capital expenditures, including capital leases, were $7.3 million compared to $4.9 million in the third quarter of 2003. The Company ended the quarter with $42 million in cash and $38 million available under our credit facility. The Company reduced short-term debt by $3.6 million and paid semi-annual interest of $4.6 million on its subordinated notes during the third quarter.

Nine month 2004 financial results

For the first nine months of 2004, the Company reported revenue of $713.6 million and net income of $5.6 million, or $0.08 per diluted share. This compares to revenue of $607.4 million and net loss of $7.1 million, or a loss of $0.10 per diluted share for the first nine months of 2003. Operating income was $18.4 million for the first nine months of 2004, compared to $2.1 million for the same period of 2003.

Cash flow from operations for the first nine months of 2004 was $30.9 million and capital expenditures were $18.6 million, including capital leases.

Highlights for the third quarter of 2004

During the third quarter of 2004, across all 29 business units, SITEL had more than forty-five wins of new business and program expansions from existing clients.  These successes are the result of business units performing under the market strategy of selling and executing locally.  Most of the new client wins are from small to mid-size clients in industry sectors the Company currently serves.  The expanded programs were primarily from large clients in the technology, telecommunication, financial service, and consumer industries.

Jim Lynch concluded, “The outsource industry conditions are improving as the economy improves, yet competition remains brisk especially on large bid opportunities. Our business model of delivering quality services to our clients at the local level through our business units, selling locally to small and mid-size companies, and providing a global service offering to our multinational clients positions us well compared to our competitors.  We believe we are right to continue to sell and deliver locally and compete globally. To add higher margin business to our mix, we are consolidating all of our global services into a global services group headed by a senior executive, which will focus on the current value added services we offer as well as packaging other new products and services. This will enable a much expanded and richer offering for our clients as well as opening up new opportunities for our expertise within the in-house contact center market.”

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Outlook

For the fourth quarter of 2004, the Company expects revenue to be within a range of $235 million to $240 million and earnings to be within a range of $0.01 to $0.03 per share. As the profit improvement initiatives are instituted, the Company expects operating margins to improve to 4% to 6% by end of 2005.

In the fourth quarter, we expect capital expenditures to be in the range of $8 million to $12 million for total 2004 capex spending between $26 million and $30 million.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss third quarter 2004 financial results tomorrow, October 28, 2004 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-888-428-4478 and for international callers, please dial 1-651-224-7558.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 750217, starting at 12:00 p.m. ET on October 28, 2004 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles. SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail. SITEL has over 32,000 employees in 88 global contact centers, utilizing more than 25 languages and dialects to serve customers in 54 countries     Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “plan”, “will”, “moving to” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from

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SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenue	$229,454	$208,755	$713,577	$607,415

Operating expenses:
Direct labor and telecommunications expenses	138,230	124,899	425,390	357,335
Subcontracted and other services expenses	12,401	13,799	38,238	40,352
Operating, selling and administrative expenses	77,785	70,453	231,547	206,840
Asset impairment and restructuring expenses	—	—	—	796
Total operating expenses	228,416	209,151	695,175	605,323

Operating income (loss)	1,038	(396)	18,402	2,092

Other income (expense):
Interest expense	(3,055)	(3,110)	(9,387)	(8,943)
Interest income	152	117	394	352
Equity in earnings of affiliates	298	518	368	1,458
Other income (expense), net	(70)	(317)	(462)	418
Total other expense, net	(2,675)	(2,792)	(9,087)	(6,715)

Income (loss) before income taxes and minority interest	(1,637)	(3,188)	9,315	(4,623)

Income tax expense	67	651	3,250	2,090
Minority interest	32	107	456	415

Net income (loss)	$(1,736)	$(3,946)	$5,609	$(7,128)

Weighted average common shares outstanding:
Basic	73,710	73,584	73,671	73,969
Diluted	73,710	73,584	74,089	73,969

Earnings per share:
Basic	$(0.02)	$(0.05)	$0.08	$(0.10)
Diluted	$(0.02)	$(0.05)	$0.08	$(0.10)

See Notes to Consolidated Condensed Financial Statements.

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SITEL Corporation

Preliminary Balance Sheet Data - Third Quarter 2004 Earnings Release

(in millions)

(Unaudited)

	6/30/03	9/30/03	12/31/03	3/31/04	6/30/04	9/30/04

Cash	$31.5	$27.6	$29.9	$29.1	$49.5	$42.1
Accounts Receivable	$146.2	$159.1	$175.5	$181.4	$172.1	$175.9
Total Current Assets	$201.6	$210.7	$225.2	$230.4	$240.2	$237.2
Total Assets	$376.2	$382.5	$404.8	$406.3	$412.8	$407.6
Total Current Liabilities	$123.0	$132.2	$140.8	$137.8	$143.9	$136.4
Long-Term Debt and Capital Leases, net	$108.0	$108.9	$108.7	$108.3	$108.4	$108.6
Total Debt - Short-Term and Long-Term	$121.8	$127.2	$134.8	$132.4	$135.6	$132.6
Total Liabilities	$232.8	$242.8	$251.9	$248.4	$256.9	$247.8
Total Equity	$142.3	$138.5	$150.9	$155.9	$155.9	$157.3

Revenue Statistics - Third Quarter 2004 Earnings Release

(Unaudited)

Service Mix
% of Total Revenue	Q303	Q403	2003	Q104	Q204	Q304

Customer Acquisition	24.5%	24.6%	25.0%	21.0%	20.0%	19.2%
Customer Care	54.4%	50.4%	52.8%	52.7%	55.8%	56.0%
Technical Support	13.3%	15.0%	12.9%	16.1%	15.3%	16.1%
Risk Management	6.6%	6.9%	7.2%	7.8%	6.8%	6.5%
Other	1.3%	3.2%	2.1%	2.4%	2.1%	2.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q303	Q403	2003	Q104	Q204	Q304

North America	58.7%	54.6%	56.7%	52.9%	51.5%	51.2%
Europe	35.6%	38.8%	37.7%	40.4%	41.4%	40.5%
Asia Pacific	4.0%	4.0%	3.9%	4.0%	4.1%	5.0%
Latin America	1.6%	2.6%	1.8%	2.7%	3.0%	3.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q303	Q403	2003	Q104	Q204	Q304

Insurance	9.0%	7.1%	9.2%	6.4%	6.7%	6.7%
Financial Services	16.5%	15.6%	17.6%	17.1%	15.9%	17.0%
Consumer Products	29.1%	27.7%	27.4%	25.5%	22.6%	20.2%
Technology	21.1%	22.0%	20.4%	25.7%	26.0%	27.4%
Energy and Utilities	7.4%	6.7%	7.4%	7.5%	7.5%	7.6%
Telecommunications, ISP, and Cable	14.2%	17.0%	14.6%	14.0%	14.4%	15.9%
Other	2.7%	3.9%	3.5%	3.7%	6.9%	5.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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